Exhibit 2.1
AMENDMENT NO. 1 TO
STOCK PURCHASE AGREEMENT
THIS AMENDMENT NO. 1 (the “Amendment”) to that certain STOCK PURCHASE AGREEMENT dated as of July 18, 2008 (the “Agreement”) by and among FIRST TRINITY FINANCIAL CORPORATION, an Oklahoma corporation (the “Buyer”), FIRST LIFE AMERICA CORPORATION, a Kansas life insurance company (the “Company”) and BROOKE CAPITAL CORPORATION, a Kansas corporation (the “Seller”), is made an entered in this 29th day of August, 2008.
WHEREAS, the Buyer, the Seller and the Company are parties to the Agreement, and wish to clarify and amend Section 2.2 of this Agreement in the manner set forth in this Amendment;
NOW, THEREFORE, the Buyer, the Seller and the Company hereby agree as follows:
1.
The Buyer, the Seller and the Company agree to amend Section 2.2 of the Stock Purchase Agreement dated July 18, 2008 by the deletion of the third sentence of that section beginning with the words “On the day prior to the Closing Date, the Seller will determine and will deliver to Buyer,” and inserting, in lieu thereof, the following sentence: “On the day prior to the Closing Date, Seller will determine and will deliver to Buyer a certificate of the chief financial officer of Seller and the Company setting forth Seller’s calculation of the Adjusted Statutory Capital and Surplus of the Company as of the end of the most recent calendar quarter for which a Quarterly SAP Statement has been filed with the Kansas Insurance Department, calculated in accordance with the provisions of this Section 2.2, and utilizing the statutory reserves and liabilities of the Company as shown on such Quarterly SAP Statement, and setting forth the Fair Market Value of the bonds as of the date of the Quarterly SAP Statement, with true and complete copies of all work papers related thereto (collectively, the “Estimated Closing Date Adjusted Statutory Capital and Surplus.”)

2.	This Amendment does not amend any other term of provision of the Agreement, which shall continue to be in full force and effect.
[Signature Page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Stock Purchase Agreement this 29th day of August, 2008.
FIRST TRINITY FINANCIAL CORPORATION

By:	/s/ Gregg Zahn Gregg Zahn, President
BROOKE CAPITAL CORPORATION

By:	/s/ Kyle L. Garst Kyle L. Garst, President & CEO
FIRST LIFE AMERICA CORPORATION

By:	/s/ Chet Stone Chet Stone, President